UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

Checkers Drive-In Restaurants, Inc.

(Exact name of Registrant as specified in its charter)

Commission file number 0-19649

Delaware	58-1654960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

4300 West Cypress Street
Suite 600
Tampa, FL	33607
(Address of principal executive offices)	(Zip code)

(813) 283-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends an earlier report on Form 8-K filed by Checkers Drive-In Restaurants, Inc. (the “Company”) on March 21, 2005.

Item 8.01. Other Events

On March 21, 2005, the Company filed a Current Report on Form 8-K, furnishing a press release (issued on March 17, 2005) discussing the Company’s expected fourth quarter and full-year 2004 financial results. Thereafter, on March 22, 2005, the Company filed a Form 12b-25 indicating that it expected Net Income for the fourth quarter of 2004 to be higher than the previously reported estimate.

On April 5, 2005, the Company filed its Annual Report on Form 10-K, wherein the Company reported its actual earnings for 2004, and issued a press release reporting the Company’s actual Net Income for its 2004 fiscal year. The press release, entitled “Checkers Drive-In Restaurants, Inc. Revises Full Year 2004 Earnings, Files Annual Report on Form 10-K,” is attached hereto as Exhibit 99.1.

As explained in the April 5, 2005 press release and reflected in the Company’s Annual Report on Form 10-K, the Company’s Net Income for the fourth quarter of 2004 was adjusted by an $0.8 million increase in net income to $4.2 million (or $0.35 per diluted share), compared to the previously reported $3.4 million (or $0.28 per diluted share). For the full fiscal year 2004, the adjustments resulted in a $0.8 million increase in net income to $11.5 million (or $0.92 per diluted share), compared to the previously reported $10.7 million (or $0.86 per diluted share).

Item 9.01. Financial Statements and Exhibits

The following exhibit(s) are filed with this Form 8-K/A:

(c) Exhibit No.	Description
99.1	Press Release, dated April 5, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkers Drive-In Restaurants, Inc.
(Registrant)

Date: April 11, 2005	By:	/s/ Keith Sirois
Chief Executive Officer and President

Index of Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 5, 2005.